Exhibit 10.04

AMENDMENT TO
CHANGE OF CONTROL AND RETENTION AGREEMENT
This Amendment (the “Amendment”) to Change of Control and Retention Agreement is made and entered into as of December __, 2014 by and between Diamond Foods, Inc., a Delaware corporation (the “Company”), and _________ (the “Executive”).
RECITALS:
WHEREAS, the Executive and the Company have entered into that certain Change of Control and Retention Agreement dated _______________ (the “Agreement”); and
WHEREAS, Executive is a key employee of the Company who possesses valuable proprietary knowledge of the Company, its business and operations and the markets in which the Company competes; and
WHEREAS, the Company benefits from the knowledge, experience, expertise and advice of the Executive to manage its business for the benefit of the Company’s stockholders; and
WHEREAS, the Company recognizes that it is necessary to attract and retain key employees, and a key element of programs to attract and retain key employees is to provide assurance about their status in the event of any Change of Control, to avoid uncertainty regarding the consequences of such an event that could adversely affect the performance of the Executive; and
WHEREAS, the Company has historically awarded stock options and restricted stock to senior management, but recently begun awarding restricted stock units and, in certain circumstances, performance share units instead;
WHEREAS, the Company desires to amend and restate Section 2.3.1 of the Agreement to align its provisions with the new form of equity awards currently being granted to senior management and to align its provisions with any new form of equity awards that may be granted in the future;
WHEREAS, the Company believes that the existence of the Agreement, as amended by this Amendment, will serve as an incentive to Executive to remain in the employ of the Company, and would enhance the Company’s ability to call on and rely upon Executive if a Change of Control were to occur; and
WHEREAS, the Company and the Executive desire to enter into this Amendment to encourage the Executive to continue to devote the Executive’s full attention and dedication to the success of the Company, and to provide specified compensation and benefits to the Executive in the event of a Termination Upon Change of Control pursuant to the terms of the Agreement, as amended by this Amendment.
NOW, THEREFORE, THE PARTIES HEREBY AGREE AS FOLLOWS:

1.The title of Section 2.3 of the Agreement is hereby amended and restated in its entirety as follows:
“Equity Acceleration.”

2.    Section 2.3.1 of the Agreement is hereby amended and restated in its entirety as follows:
2.3.1.     Acceleration of Vesting and Exercisability. All outstanding stock options, shares of restricted stock and other equity awards (including without limitation stock unit or share unit awards) granted to the Executive by the Company (and any successor to the Company) shall have 100% of their vesting and exercisability accelerated upon the later of (i) the date of a Termination Upon Change of Control, or (ii) the effective date of the release executed by the Executive pursuant to Section 5.3 of this Agreement. Notwithstanding the foregoing, in the event a performance share unit award specifically provides for accelerated vesting in whole or in part upon a Change of Control, the terms of such award shall govern in lieu of this Section 2.3.1.

3.    Except as explicitly set forth herein, the Agreement shall remain unchanged except to give effect to this Amendment.
IN WITNESS WHEREOF, each of the parties has executed this Agreement, in the case of the Company by its duly authorized officer, as of the day and year first above written.

EXECUTIVE:                    DIAMOND FOODS, INC.:

                        By:
Title:

Signature

Name:

Date: